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                                 EXHIBIT 4.6

                          CAPITOL MULTIMEDIA, INC.

          THE AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION
                       PLAN FOR NON-EMPLOYEE DIRECTORS

1.    PURPOSE

      The purpose of this Non-Qualified Stock Option Plan For Non-Employee Directors (the "Plan") is to improve the ability of CAPITOL MULTIMEDIA, INC. (the "Company") to attract and retain highly qualified non-employee directors by encouraging such directors of the Company to acquire a proprietary stake in the Company and its future growth. It is the view of the Company that it may achieve this goal by granting stock options under the Plan.

2.    OPTION SHARES

      Three hundred thousand (300,000) shares of the Common Stock of the Company, par value $.10 per share (the "Stock"), are hereby reserved for issuance upon the exercise of the stock options granted under the Plan (the "Options"). The Stock may be issued pursuant to such Options either from the Company's authorized, but unissued, Stock or from the Company's issued but not outstanding Stock (treasury stock). Should any Options granted hereunder not be exercised in the time allowed for such exercise, the shares of Stock relating to such lapsed Options shall be available for issuance pursuant to Options subsequently granted under the Plan.

3.    ELIGIBILITY

      All non-employee directors of the Company shall be eligible to receive Options under the Plan.

4.    TERMS AND CONDITIONS

      (a) Grant of Options: Subject to the provisions of the Plan, each non-employee director of the Company shall be granted an Option for the purchase of shares of Stock on each Date of Grant (as such term is defined in paragraph (c) below) occurring during such director's tenure as a director of the Company.

      (b) Option Agreement: Each Option shall be evidenced by a written agreement between the Company and the non-employee director specifying the number of shares of Stock that may be purchased by its exercise.

      (c) Date of Grant: The date on which an Option is granted to a non-employee director (the "Date of Grant") shall be: (1) the date of each annual meeting of shareholders of the Company at which a director is elected or re-elected to serve on the Board of Directors commencing with the annual meeting of shareholders for the fiscal year ended March 31, 1995, and (2) the date on which a director who is not also an employee is first elected by the Board of Directors to fill a vacancy on the Board of Directors.

      (d) Number of Shares Granted: Each non-employee director shall receive an Option to purchase 15,000 shares of Common Stock on each Date of Grant during such director's service on the Board of Director's of the Company. In addition, on the date of the annual meeting of shareholders for the fiscal year ended March 31, 1995, each director who is not also an employee of the Company and who has served as a director of the Company for at least three years as of such date shall be granted an Option to purchase 37,500 shares of Common Stock. Non-employee directors who have served between two and three years as of such date shall be granted an Option to purchase 25,000 shares of Common Stock.





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      (e)    Exercise of Options:  Each Option issued hereunder shall be fully vested as of the Date of Grant and each Option shall be exercisable for a five year period commencing on the Date of Grant; provided, however, that no Option granted hereunder may be exercised during the six month period immediately following the Date of Grant pursuant to Rule 16b-3(c) (1).

      (f) Modification or Substitution of Options: Subject to the terms and conditions and within the limitations of the Plan, the members of the Board of Directors of the Company who are not eligible to participate in the Plan may modify, extend or renew outstanding Options granted under the Plan and accept the surrender and cancellation of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor or Options as amended.

      (g) Amendment: No amendment to this Section 5 of the Plan may be made more than once every six (6) months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act, or the rules promulgated thereunder.

5.    OPTION PRICE

      The purchase price per share of Stock placed under an Option pursuant to this Plan (the "Option Price") shall be equal to the Market Price of the stock on the Date of Grant. "Market Price" shall mean the average of the last trade price of the Common Stock on all domestic exchanges on which the Common Stock may at the time be listed or admitted to trading, or, if the Common Stock, shall not be so listed or admitted to trading, the average of the last trading price in the domestic over-the-counter market, in each such case averaged over a period of 20 consecutive business days prior to the day as of which Market Price is being determined; provided that if the Common Stock is listed on any domestic exchange, the term "business days" as used in this sentence shall mean business days on which such exchange is open for trading. If the Common Stock is neither listed or admitted to trading on any domestic exchange nor quoted in the domestic over-the counter market, the Market Price shall mean the last trade price as furnished by any dealer in securities dealing in the Common Stock.

6.    DURATION OF OPTION

      Each Option granted hereunder may be exercised only by the individual to whom it is issued. An Option granted hereunder shall be effective upon the Date of Grant, and shall be exercisable for a five year period (the OOption PeriodO) from the Date of Grant; provided, however, that no Option granted hereunder may be exercised during the six month period immediately following the Date of Grant pursuant to Rule 16b-3(c)(1). If such holder dies before fully exercising any portion of an Option then exercisable, such Option may be exercised by such holder's legal representative's, heir(s) or devisee(s) at any time within the six (6) month period following his or her death.

7.    NON TRANSFERABILITY OF OPTIONS

      No Option granted pursuant to this Plan may be transferred by any Optionee otherwise than by will or by the laws of descent and distribution; further, during the lifetime of any Optionee, Options granted hereunder may be exercised only by such Optionee.

8.    TERMINATION OF THE PLAN

      This Plan shall terminate upon the close of business ten (10) years from the Adoption Date unless it shall have been sooner terminated by reason of there having been granted and fully exercised Options covering the entire three hundred thousand (300,000) shares of Stock subject to this Plan. Upon such termination, no further Options may be granted hereunder. If, after termination of this Plan as provided above, there are outstanding Options which have not been





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      fully exercised, such Options shall remain in effect in accordance with their terms and shall remain subject to the terms of this Plan.

9.    EXERCISE OF OPTIONS

      An Option granted pursuant to this Plan shall be exercisable at any time within the Option Period, subject to the terms and conditions of such Option. Exercise of any Option shall be made by the delivery, during the period that such Option is exercisable, to the Company, in person or by mail, of (i) written notice from the Optionee stating that the Optionee is exercising such Option and (ii) the payment of the aggregate purchase price of all shares as to which such Option is then exercised and the payment of any required federal income tax withholding. Such aggregate purchase price shall be paid to the Company in cash, Stock or any other class of equity securities of the Company (such Stock and other class of equity securities of the company are hereinafter collectively referred to as the "Company Stock"), or in a combination of cash or Company Stock at the time of exercise.

      There may not, however, be any payment by an Optionee of the exercise price in whole or in part with shares of Company Stock at a time when the Company is Insolvent (as hereafter defined) or when such payment would make the Company Insolvent, or as such payment may otherwise be prohibited by any applicable state or Federal statute, rule or regulation, or any rule or regulation of any stock exchange upon which Company Stock is traded, or if Company Stock is traded on a recognized stock quotation service, which may be the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), any rule or regulation of NASDAQ. For the purposes of this Plan, "Insolvent' shall mean the inability of the company to pay its debts as they become due in the usual course of its business. Company Stock utilized in full or partial payment of the exercise price shall be valued at the Market Price (as defined in paragraph 5 herein) on the date of exercise of the Option.

      Notwithstanding anything to the contrary contained herein, no written notice shall be effective under this Section 9 unless it requests the exercise of Options for one hundred (100) shares or an integral multiple thereof; except to the extent necessary to make full exercise of the Options in the event that only an odd lot remains. Upon the exercise of an Option in compliance with the provisions of the Section, and upon the receipt by the Company of the payment for the Stock so taken up, the Company shall (i) deliver or cause to be delivered to the Optionee so exercising his Option a certificate or certificates for the number of shares of Stock with respect to which the Option is so exercised and payment is so made, and (ii) register or cause such shares to be registered in the name of the exercising Optionee in the corporate books and records.

10.   CONTROLLING TERMS

      Options granted pursuant hereto may include conditions that are more (but not less) restrictive to the Optionee than the conditions contained herein and, in such event, the more restrictive conditions shall apply.

11.   REQUIREMENTS OF LAW

      If any law, regulation or order of the United States Securities and Exchange Commission, or of any other commission or agency having jurisdiction, shall require the Company or the exercising Optionee to take any action with respect to the shares of Stock acquired by the exercise of an Option, then the date upon which the Company shall deliver or cause to be delivered the certificate or certificates for the shares of Stock shall be postponed until full compliance has been made with all such requirements of law or regulation. Further, in the event that the Company shall determine that, in compliance with the Securities Act or any other applicable statute or regulation, it is necessary to register any of the shares of Stock with respect to which an exercise of an Option has been made, or to qualify any such shares for exemption from any of the requirements of the Securities Act or such other applicable statute or regulation, it will do so at the Company's expense. Not until such an action has been





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      completed shall the Option shares be delivered to the exercising
      Optionee. Further, in the event that at the time of exercise of the Option the shares of Stock shall be listed on any stock exchange, then if required by law or the exchange to do so, the Company shall register the Option shares of Stock with respect to which exercise is so made in accordance with the provisions of the Securities Act, any other applicable law or regulation or any rules or regulations of any such exchange, and the Company shall make prompt application for the listing of Option shares on such exchange at the expense of the Company.

12.   NO RIGHTS CONFERRED UPON GRANTING OF OPTIONS

      The Optionee shall not have any rights as a shareholder of the Company with respect to any shares of Stock prior to the date of issuance to the Optionee of the certificate or certificates for such shares. Neither the Plan nor the Option confer on the Optionee any right to be employed by the Company.

13.   ADJUSTMENTS

      In the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination, exchange of shares or stock dividend of the Stock or shares convertible into the Stock or similar corporate action, the number and class of shares of Stock available pursuant to this Plan and any Options granted pursuant to this Plan, together with the Option Prices, shall be adjusted by appropriate modifications in this Plan and in any Options outstanding pursuant to this Plan. Any such adjustment to the Plan or to Options or Option Prices shall be made by notice of the Company's Board of Directors, whose determination shall be conclusive.

14.   AMENDMENT OR DISCONTINUANCE OF THE PLAN

      The Company's Board of Directors may at any time suspend or discontinue the Plan, but no amendment shall be authorized without shareholder approval which (i) materially increases the benefits accruing to participants under the Plan; (ii) materially increases the number of securities which may be issued under the Plan, except as otherwise provided in Section 13; or (iii) materially modifies the requirements as to eligibility for participation in the Plan.

      In addition, notwithstanding any other provision in the Plan, in the event of a change in federal or state law or regulation which would make the exercise of all or part of an existing Option unlawful or subject the Company to a penalty, the Company's Board of Directors may restrict such exercise without the consent of the Optionee or other holder thereof in order to comply with such law or regulation or to avoid such penalty.

15.   LIQUIDATION OF THE COMPANY

      In the event of the complete liquidation or dissolution of the Company, other than as an incident to a merger, reorganization or other adjustment referred to in Section 13 above, any Options granted pursuant to this Plan and remaining unexercised shall be deemed canceled without regard to or without being limited by any other provisions of this Plan.

16.   UNSECURED OBLIGATION

      Optionees shall not have any interest in any fund or special asset of the Company by reason of the Plan. No trust fund shall be created in connection with the Plan or any award thereunder, and there shall be no required funding of amounts which may become payable to any Optionee.

17.   GOVERNING LAW

      The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.





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18.   COMPLIANCE WITH RULE 16b-3

      It is the intent of the Company that all Options granted hereunder comply with the applicable provisions of Rule 16b-3, as amended, promulgated pursuant to the Securities Exchange Act of 1934, as amended. As a result, this Plan may be amended by the Company's Board of Directors in any manner necessary or desirable to meet any provision or condition of Rule 16b-3. In addition, all Options shall be granted in such a manner as to comply with the applicable requirements of Rule 16b-3.

19.   APPROVAL

      This Amended and Restated Plan shall take effect upon approval by the holders of a majority of the Company's Common Stock present or represented and entitled to vote at a meeting of stockholders, which approval must occur within twelve (12) months after the date the Amended and Restated Plan is adopted by the Board of Directors.





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